Exhibit 10.37

DATED: 11 JANUARY 2012

(1)    SAVIENT PHARMA IRELAND LIMITED

(2)    DAVID VEITCH

SERVICE AGREEMENT

SERVICE AGREEMENT DATED

11 JANUARY 2012

BETWEEN:

1	PARTIES

(1)	SAVIENT PHARMA IRELAND LIMITED of Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Republic of Ireland (registered with the Irish Companies Registration Office under number 492194) (‘the Company’)

(2)	DAVID VEITCH of Hamilton Lodge, 6 Shillingridge Park, Frieth Road, Marlow, Bucks, SL7 2QX (‘the Executive’)

2	INTERPRETATION

2.1	In this Agreement, unless the context otherwise requires -

‘Beneficial Owner’ has the meaning set out in Rule 13d-3 of the United States’ Securities Exchange Act;

‘the Board’ means the board of directors of the Company for the time being;

‘the Commencement Date’ means 16 January 2012;

‘Common Stock’ means the common stock of the Parent, US$0.01 per value per share;

‘the Group’ means the Company, any holding company and any subsidiary company (from time to time) of the Company and any subsidiary of any such holding company and “Group Company” shall be construed accordingly. The expressions holding company and subsidiary in relation to a company mean a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

‘the Parent’ means Savient Pharmaceuticals, Inc.;

‘the Parent’s Board’ means the board of directors of the Parent for the time being;

‘Person’, for the purposes of clause 15, shall have the meaning ascribed to such term in section 3(a)(9) of the United States’ Securities Exchange Act and used in sections 13(d) and 14(d) thereof, including a ‘group’ as defined in section 13(d) thereof; and

‘the Plan’ means the Parent’s 2011 Incentive Plan (as amended or replaced from time to time).

2.2	Any reference to a statutory provision is a reference to that provision as for the time being re-enacted, amended, modified or extended.

2.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.4	References to the employment of the Executive are to his employment by the Company whether or not during the continuance of this Agreement.

2.5	Except for the purposes of clause 15 hereof, a ‘person’ shall include any company, corporation, firm, partnership, joint venture, unincorporated association, organisation or trust (in each case whether or not having separate legal personality) and references to any of the same shall include a reference to each of them.

2.6	The masculine gender shall include the feminine and neuter and the single shall include the plural and vice versa.

2.7	‘Writing’ or ‘written’ shall include any means of visible reproduction.

3	APPOINTMENT OF THE EXECUTIVE

3.1	The Company shall employ the Executive and the Executive shall serve the Company as President of the Company or in such other related capacity as the Company reasonably shall direct.

3.2	The employment of the Executive under this Agreement will begin on the Commencement Date (that date being the date of commencement of the Executive’s continuous employment) and shall (subject as hereinafter provided) continue until this Agreement shall be terminated by either party giving to the other not less than 12 (twelve) calendar months’ written notice of termination.

3.3	The Executive warrants that:

(a)	as at the Commencement Date, other than as previously disclosed to the Company by the Executive, he shall not be subject to any ongoing obligations of any kind to any current or previous employer; and

(b)	by entering into this Agreement and performing his obligations under it, he will not be in breach of any terms or obligations under any previous or other agreement relating to his employment with any third party.

3.4	The Executive warrants that he is:

(a)	entitled to work in the United Kingdom and the Republic of Ireland without any additional approvals; and

(b)	not subject to any travel restrictions which may affect his ability to travel outside the United Kingdom in pursuance of his duties,

and will notify the Company immediately if either of the above circumstances change during his employment.

3.5	The Executive shall comply with any rules, policies and procedures of the Company from time to time in force. These policies and procedures do not form part of this Agreement and the Company may amend them at any time. To the extent that there is any conflict between the terms of this Agreement and such policies and procedures, this Agreement shall prevail.

4	DUTIES OF THE EXECUTIVE

4.1	In the capacity specified in clause 3.1 the Executive shall during the continuance of this Agreement -

(a)	hold such offices as a director or secretary in any Group Company as the Board may from time to time require;

(b)	(if the Board so requests) immediately resign without claim for compensation from any office held in any Group Company;

(c)	not to do anything that would cause him to be disqualified from holding any office;

(d)	abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director;

(e)	faithfully, diligently and competently exercise and carry out to the best of his ability all such powers and duties in relation to the Company and its business and the respective businesses of the other Group Companies, as may from time to time be conferred on him or vested in him by the Board and/or the Parent’s Board and shall obey the reasonable and lawful directions by or under the authority of the Board and/or the Parent’s Board and shall at all times use his reasonable endeavours to promote and further the business and interests of the Company and the other Group Companies;

(f)	subject as hereinafter provided unless prevented by incapacity, illness or injury or with the prior agreement of the Board, devote, during normal working hours and such additional times as provided for at clause 4.8 below, the whole of his time, attention and skill to his duties and to the furtherance of the businesses and interests of the Company and the other Group Companies;

(g)	in pursuance of his duties hereunder perform without additional remuneration such services for any other Group Company as the Board and/or the Parent’s Board may from time to time reasonably require;

(h)	serve the Company and/or any other Group Company at its or their principal places of business or at such other place or places within the United Kingdom and abroad (in particular, but without limitation, the Republic of Ireland) the Board and/or the Parent’s Board shall reasonably determine;

(i)	undertake such travel both within the United Kingdom and abroad as may be reasonably necessary for the proper performance of his duties;

(j)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any other Group Company (including without limitation any bribery or corruption) to the Board immediately on becoming aware of it;

(k)	consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

(l)	comply with any electronic communication systems policy that the Company may issue from time to time.

4.2	The Executive shall not at any time during the continuance of the Executive’s employment under this Agreement do anything which may in the opinion of the Board bring the Company or any other Group Company into disrepute or harm the goodwill or the reputation of any Group Company and in particular but without limitation, the Executive will not make any untrue, misleading or disparaging statement in relation to the Company or any other Group Company (or any of its or their employees or officers) nor after the termination of this Agreement represent himself as being employed by or connected with the Company or any other Group Company.

4.3	The Executive shall not at any time during the continuance of the Executive’s employment under this Agreement without the previous written consent of the Board either as principal, employee or agent carry on or be engaged, concerned or interested either directly or indirectly in any other trade, profession, business or occupation (including any public or private activity which in the reasonable opinion of the Board may interfere with the proper performance of his duties) or hold any directorship or other office in any company or other body whether incorporated or unincorporated.

4.4	Without prejudice to the generality of clause 4.3, the Executive shall not during the continuance of the Executive’s employment under this Agreement introduce to any other person, firm or corporation, business of a kind in which the Company or any other Group Company is for the time being engaged or capable of becoming engaged or with which the Company or any other Group Company is able to deal in the course of the business for the time being carried on or planned to be carried on and he shall not have any financial benefit from contracts made by the Company with any third party (including but not limited to any supplier to any Group Company) without the prior written consent of the Board.

4.5	The Executive shall at all times give to the Board, the Parent’s Board and to the Company’s (and any other Group Company’s) auditors for the time being all such information, explanations, data and assistance as they may require in connection with the Company’s (or any other Group Company’s) business.

4.6	During the continuance of the Executive’s employment under this Agreement, the Executive shall not hold any shares or securities or have any interest of any kind in any company (other than the Company or any other Group Company) or other business organisation, save that the Executive may hold not more than five per cent of the issued shares or other securities of any class of any one company which is not a competitor of the Company or any other Group Company, where such shares or other securities are listed or dealt in on a recognised investment exchange in the United Kingdom or elsewhere, and are to be held by the Executive for investment purposes only.

4.7	The Executive shall avoid situations where the Executive’s personal interests conflict with the interests of the Company or any other Group Company or any of its or their customers. If the Executive believes that any such conflict of interest may exist, the Executive shall disclose the same to the Board without delay. The Executive shall not accept (and shall use his best endeavours to procure that the members of his family shall not accept) any gift or favour, honoraria, loans, fees, services or entertainment of whatever kind of significant value from any customer or supplier of the Company or any other Group Company or any prospective customer or supplier of the Company or any other Group Company.

4.8	The Executive’s normal working hours shall be 9.00 am to 5.30 pm Monday to Friday together with such additional hours as are reasonable and necessary for the proper performance of his duties (it being anticipated that the performance of his duties may require the Executive to work outside the Company’s normal business hours and the Executive acknowledges that he has no entitlement to additional remuneration for such further hours worked in excess of the Company’s normal business hours).

4.9	Due to the autonomous nature of the Executive’s role, the duration of his working time cannot be measured or monitored and, accordingly, the Executive’s employment falls within regulation 20 of the Working Time Regulations 1998.

5	REMUNERATION AND EXPENSES

5.1	During the continuance of the Executive’s employment under this Agreement the Company shall pay to the Executive, as remuneration for his services hereunder, a salary at the rate of £258,000 per annum as from the Commencement Date.

5.2	The Executive’s salary shall be -

(a)

payable by equal monthly instalments in arrears on or around the 30th day of each month or such other time as shall be notified to him in accordance with the normal payroll practices of the Company operated from time to time by credit transfer direct into his bank account;

(b)	deemed to accrue from day to day; and

(c)	reviewed on an annual basis, with the first review to take place as part of the Company’s year-end 2012 performance review cycle (the Executive’s salary may be increased, decreased or may remain the same following any such review).

5.3	The Executive shall be eligible to participate in the Company’s bonus scheme, subject to the rules of such scheme from time to time in force and shall have a target bonus of fifty percent (50%) of his basic annual salary as set out in clause 5.1 or as varied from time to time. The Company reserves the right, at its sole and absolute discretion, to amend or withdraw (either in full or in part) such scheme and/or to cease the Executive’s participation in such scheme at any time.

5.4	The Executive shall be awarded the following stock options under the Plan within 14 days of receipt from HM Revenue and Customs of a decision as to whether the Plan (to the extent to which it relates to UK residents) is approved.

(a)	Time-Based Stock Option. A stock option to purchase 162,500 shares of common stock of the Parent, with an exercise price equal to the closing price of the Parent’s common stock on the date of grant, a ten year term, and which will vest and become exercisable as to 25% on the first anniversary of the Commencement Date, as to an additional 6.25% at the end of each successive three-month period following the first anniversary of the Commencement Date up to a 100% maximum; and

(b)	Performance-Based Stock Options. A stock option to purchase 162,500 shares of common stock of the Parent, with an exercise price equal to the closing price of the Parent’s common stock on the date of grant, a ten year term, and which will vest and become exercisable upon the satisfaction of the performance conditions to be set by the Parent following discussions between the Executive and the Parent’s Board.

5.5	The Company shall reimburse the Executive for all reasonable travelling, hotel and other out-of-pocket expenses which he may properly incur in the carrying out of his duties and which the Company may approve. The Executive’s entitlement to reimbursement of any expense in accordance with this clause shall be conditional upon the Executive providing the Company with receipts or other evidence satisfactory to the Company that the Executive has properly incurred that expense.

5.6	For the purposes of Part II of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from his salary, or any other sums due to him from the Company, any sums due from the Executive to the Company, including without limitation any overpayment of salary or accrued holiday pay.

5.7	The Company shall be entitled to perform any of its obligations under this clause either by itself or through any other Group Company.

6	PENSION AND INSURANCES

6.1	Upon establishment by the Company, the Executive shall be entitled to participate in such of the pension, private health insurance, permanent health insurance and life assurance arrangements (up to the relevant HM Revenue & Customs maximum) as the Board may determine from time to time subject to the terms of such arrangements for the time being in force.

6.2

Upon establishment by the Company of its pension arrangements as described in clause 6.1 above, the Company shall, during the Executive’s employment hereunder, make a contribution of 1/12th of 6% of his basic annual salary each month into a pension scheme for the benefit of the Executive. Until such time as the Company’s pension arrangements are established, the Company shall make a payment to the Executive of 1/12th of 6% of the Executive’s basic annual salary each month in lieu of employer pension contributions.

6.3	The Company may at any time withdraw any private health insurance, permanent health insurance and life assurance arrangements without providing any replacement for them. The Executive acknowledges that as the benefits will be insured arrangements, the payment of any benefit is subject to the discretion of the insurers and subject to the terms and conditions of the respective scheme. The Company has no obligation to assist the Executive in the advancement of any claim he may make, nor any obligation to make any payment to the Executive should the insurer refuse to pay for whatever reason.

6.4	It is acknowledged by the parties that, at the date of this Agreement, the Company has not established a pension plan, private health insurance plan, permanent health insurance or life assurance arrangements for the benefit of its employees. Accordingly, the Executive shall be paid £2,000 per month (on an after-tax basis) to secure private medical insurance coverage for Executive and his family until such time as the Company shall provide the Executive access to private medical insurance arrangements offered by the Company to its employees.

6.5	The Company shall be entitled to perform any of its obligations under clause 6 either by itself or through any other Group Company.

7	HOLIDAYS

7.1	The Executive shall entitled, in addition to the normal public and Bank holidays in England and Wales and Company holidays adopted by the Board from time to time, to 25 working days’ paid holiday in each calendar year to be taken at such times as the Board may approve.

7.2	The Executive shall be entitled to carry forward up to 10 days’ unused holiday entitlement from any calendar year to any subsequent calendar year. Such carried forward holiday entitlement shall expire at the end of the calendar year into which it is carried over if it remains unused at that time.

7.3	If the employment of the Executive shall terminate before he has taken his full accrued entitlement to holidays for that year, he shall be entitled to accrued holiday pay of one day’s salary (calculated at a daily rate of 1/260ths of the Executive’s annual salary) for each complete day of such entitlement not taken and accrued due at such termination (his accrued entitlement to holidays being deemed for this purpose to accrue from day to day).

7.4	If the employment of the Executive shall terminate and the Executive has taken more holidays than his accrued entitlement for the year in which such termination occurs, the Company shall be entitled to make a commensurate deduction from any final payment (whether of salary, expenses or otherwise) to be made to the Executive.

7.5	If either party gives notice to terminate the Executive’s employment the Board may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Executive is on Garden Leave).

7.6	During any continuous period of absence due to sickness or injury which prevents the Executive from carrying out his duties of one month or more the Executive shall not accrue holiday under this Agreement and the Executive’s entitlement under clause 7.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the Executive’s entitlement under the Working Time Regulations 1998.

8	SICKNESS AND MEDICAL EXAMINATION

8.1	If the Executive shall at any time be incapacitated or prevented by sickness, injury, accident or any other circumstances beyond his control (hereinafter referred to as ‘incapacity’) from carrying out in full his duties under this Agreement, he shall notify the Board as early as possible on the first day of such incapacity and he shall provide the Company with a completed Company self-certification form to cover any absence of four days or more and if his absence continues for seven days or more he shall provide the Company with a ‘Statement of fitness for work’ within seven days of the end of the first week of absence and during his continued absence thereafter he shall provide a further certificate each week.

8.2	The Executive shall be entitled to such Statutory Sick Pay as the Company is obliged by law to pay to the Executive from time to time. The Executive shall have no entitlement to sick pay other than Statutory Sick Pay. However, at the Company’s sole and absolute discretion and subject to the Executive complying with the requirements of clause 8.1, the Company may continue to pay the Executive his salary for up to a maximum three months at full rate and up to three months at half-rate in any rolling period of 52 weeks, which shall satisfy any entitlement of the Executive to receive Statutory Sick Pay (“SSP”) from the Company during that period.

8.3	The Board may at its discretion require the Executive to-

(a)	provide evidence, satisfactory to the Board, of any sickness, injury or incapacity of the Executive;

(b)	provide the Company with medical evidence of his fitness to return to work after any period of absence from work due to incapacity; and

(c)	from time to time to undergo a medical examination by a medical practitioner nominated by the Company; the Company bearing the cost of any such examination and being entitled to full disclosure of the results thereof.

8.4	If at any time during the employment the Executive suffers from incapacity which is or appears to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Executive shall-

(a)	forthwith notify the Board of that fact and of any claim, compromise settlement or judgment made or awarded in connection therewith and shall give to the Board all such particulars of such matters as the Board may reasonably require and shall refund to the Company such sum (not exceeding the amount of damages recovered by him under such compromise, settlement or judgment less any costs in or in connection with or under such claim, compromise, settlement or judgment borne by the Executive and not exceeding the aggregate of the remuneration paid to him by way of salary and bonus in respect of the period of incapacity) as the Board may determine; and

(b)	use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or shall be paid to the Executive, keeping the Company informed of the commencement, progress and outcome of any such claim and shall account to the Company for any such damages recovered (net of the reasonable costs of recovery and an amount not exceeding the actual salary paid or payable to the Executive in respect of such period) less any costs borne by the Executive in achieving such recovery.

9	CONFIDENTIALITY

9.1	In this Agreement unless the context otherwise requires, ‘Confidential Information’ means any and all of: the trade secrets and any secret or confidential information concerning the organisation, business, finances, management systems, maturing new business opportunities, operations, processes, research and development projects, business methods, dealings, transactions or affairs of the Company or of any other Group Company or any secret or confidential information concerning its customers (including but not limited to customer lists) and their requirements, as to suppliers and other persons with which the Company or any other Group Company has dealings, terms of business with customers and suppliers, or as to the nature and origin of services provided, marketed or sold or obtained by the Company or any other Group Company and any marketing (including but not limited to the marketing or sales of any past, present or future product or service of the Company or of any other Group Company including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, pricing policies, discount structures, advertising and promotional material), development or staffing plans of the Company or other Group Company and any information which has been given to the Company or other Group Company in confidence by any customer, supplier or other person, whether any such trade secrets or any such information is in oral, written or any other form.

9.2	The Executive shall not either during the continuance of his employment under this Agreement or at any time after its termination (without limitation in time)-

(a)	use, divulge or reveal to any person, firm or corporation, any Confidential Information which may come to his knowledge during his employment hereunder; or

(b)	use or attempt to use any Confidential Information for the Executive’s own purposes or for any purposes other than the purposes of the Company or any other Group Company or in any manner which may injure or cause loss either directly or indirectly to the Company or any other Group Company or its or their business or may be likely so to do; or

(c)	through any failure to exercise reasonable care and diligence, cause or bring about any unauthorised disclosure of any Confidential Information that he shall come to know or have received or obtained at any time (before or after the date of this Agreement).

9.3	The Executive shall-

(a)	use all reasonable endeavours to prevent the disclosure of any Confidential Information; and

(b)	keep with complete secrecy all Confidential Information entrusted to him.

9.4	This clause shall not apply to information which-

(a)	is used or disclosed in the proper performance of the Executive’s duties or with the prior written consent of the Company;

(b)	is or comes to be into the public domain (except as a result of a breach of the Executive’s obligations under clause 9.2);

(c)	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law; or

(d)	constitutes a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

9.5	The Executive shall promptly disclose to the Company any information which comes into his possession which affects adversely or may affect adversely the Company or any other Group Company or the business of the Company or any other Group Company. Such information shall include (but shall not be limited to)-

(i)	the plans of any employee to leave the Company or any other Group Company (whether alone or in concert with other employees);

(ii)	the plans of any employee (whether alone or in concert with other employees) to join a competitor or to establish or operate a business in competition with the Company or any other Group Company;

(iii)	any steps taken by the employee to implement either of such plans; and/or

(iv)	the misuse by any employee of any Confidential Information belonging to the Company or any other Group Company.

9.6	All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, and other documents and material whatsoever (whether made or created by the Executive or otherwise and whether or not containing Confidential Information) relating to the business of the Company or any other Group Company (and any copies of the same) -

(a)	shall be and remain at all times during the period of the Executive’s employment hereunder and after its termination the property of the Company or any other Group Company (as the case may be); and

(b)	shall be handed over and delivered by the Executive to the Company (or to such other Group Company as the case may require) on demand and in any event on the termination of the Executive’s employment hereunder and the Executive will provide to the Company on request a statement that the Executive has complied with these requirements.

9.7	This clause shall continue to apply after the termination of the Executive’s employment hereunder (whether terminated lawfully or not) without limit in time.

10	INTELLECTUAL PROPERTY

10.1

In this clause ‘Intellectual Property Right’ means a formula, process, invention, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which is invented, developed, created or acquired by the Executive (whether alone or jointly with any other person) during the course of his duties during his employment hereunder.

10.2	Subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, the entire interest of the Executive in any Intellectual Property Right above, shall, as between the Executive and the Company or any other Group Company, become the property of the Company or any other Group Company (as the case may be) as absolute beneficial owner without any payment to the Executive for it.

10.3	The Executive shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right and the Executive shall not use, disclose to any person or exploit any Intellectual Property Right belonging to any Group Company without the prior written consent of the Company and shall, at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable any Group Company or its nominee to obtain and maintain protection of any Intellectual Property Right vested in any Group Company in such parts of the world as may be specified by the Group Company or its nominee and to enable any Group Company to exploit any Intellectual Property Right vested in such Group Company to best advantage.

10.4	The Executive hereby irrevocably-

(a)	appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or act and generally to use his name for the purpose of giving to the Company (or any other Group Company, as the case may be) or its or their nominee the full benefit of the provisions of this clause; and

(b)	unconditionally waives any and all of his moral rights (conferred by Chapter IV of the Copyright Designs and Patents Act 1988).

10.5	The obligations of the Executive under this clause shall continue to apply after the termination of his employment hereunder (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.

11	DIRECTORSHIP

11.1	Except with the prior approval of the Board, or as provided in the articles of association (or relevant equivalent) of the Company or any other Group Company of which he is a director, the Executive shall not resign as a director of the Company or any other Group Company.

11.2	If during the Executive’s employment hereunder, the Executive ceases to be a director of the Company or any other Group Company (otherwise than by reason of his death, resignation or disqualification) pursuant to the articles of association (or relevant equivalent) of the Company or another relevant Group Company, as amended from time to time, or by statute or court order) the Executive’s employment hereunder shall continue as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Executive shall have no claims in respect of such cessation of office.

12	TERMINATION

12.1	The Company may (without prejudice to and in addition to any other remedy) forthwith terminate this Agreement without prior notice or payment in lieu thereof if the Executive-

(a)	is disqualified from acting as a director or resigns as a director of the Company or any other Group Company without the prior written approval of the Board;

(b)	is guilty of gross misconduct (meaning misconduct involving, in the reasonable opinion of the Board, a breach of the relationship of trust and confidence with the Company by the Executive) during the course of his employment or if he misconducts himself outside the course of his employment in such a manner that in the reasonable opinion of the Board, the interests of the Company or of any one or more of the other Group Companies are likely to be prejudicially affected;

(c)	commits any serious or persistent breach of, or seriously or persistently fails to observe, any of the terms, conditions or stipulations contained in this Agreement;

(d)	without reasonable cause neglects or refuses to perform all or any of his duties under this Agreement or is guilty of serious or persistent negligence or incompetence;

(e)	becomes bankrupt or applies for a receiving order or has a receiving order made against him or enters into any arrangement or composition with his creditors;

(f)	becomes of unsound mind or a patient within the meaning of any United Kingdom statute relating to mental health;

(g)	ceases to be eligible to work in the United Kingdom or the EEA; or

(h)	is convicted of any criminal offence (other than an offence under the road traffic acts for which a penalty of imprisonment is not imposed or an offence which in the reasonable opinion of the Board does not affect his employment hereunder or bring the Company into disrepute).

Any reasonable delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

12.2	Upon the termination of this Agreement under clause 12.1, the Executive shall be paid his salary accrued to the date of termination, together with any entitlement to be paid for accrued but untaken holidays at the date of termination (as provided for in clause 7.3), but he shall not be entitled to any other payment or compensation whatsoever in respect of such termination.

12.3	If the Executive is incapacitated by illness, injury or otherwise from properly performing his duties under this Agreement either for at least 120 consecutive days or for a total of at least 140 days in any period of 365 days, the Company shall be entitled to terminate the employment of the Executive by giving the Executive notice of the minimum period required by law plus a further period of one week.

12.4	On the termination of the Executive’s employment for any reason and howsoever arising -

(a)	the Executive shall immediately resign, without any claim for compensation, from any directorships in the Company and any other Group Company;

(b)	the Company shall be entitled to deduct from any moneys then due or thereafter becoming due from the Company to the Executive any moneys which may then be due or thereafter become due from the Executive to the Company;

(c)	any provision of this Agreement which is expressed to have effect after its termination shall nevertheless continue in force in accordance with its terms; and

(d)	the Executive shall not take away, conceal or destroy but shall forthwith deliver up to the Company all documents and other items of property which may be in his possession or under his control which belong to the Company or which relate in any way to the business of any Group Company (and the Executive shall not be entitled to retain copies of the same).

12.5	The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clauses 4.1(b) and 12.4(a).

13	PAYMENT IN LIEU OF NOTICE

13.1	Without prejudice to clause 3.2 above, where notice is given to terminate the Executive’s employment by either party or if either the Executive or the Company otherwise purports to terminate the Executive’s employment, the Company may (at the sole and absolute discretion of the Board) terminate the employment at any time and with immediate effect by making the Executive a payment in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Executive’s basic salary (at the date of the termination), plus the equivalent of a further £2,000 per month on an after tax basis, for the notice period (or remainder of the notice period).

13.2	The Company may pay any sums due under clause 13.1 as one lump sum or in instalments over the period until the expiry, if it had been served, of the notice period. Such payments will be subject to income tax and national insurance contributions.

13.3	For the avoidance of doubt-

(a)	if the Company terminates the Executive’s employment in breach of this Agreement any entitlement to damages for breach of contract will be assessed on the normal common law principles (including the Executive’s obligation to mitigate his loss); and

(b)	the right of the Company to terminate the Executive’s employment by making a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment in a lump sum, but shall not prejudice the Executive’s right to receive the monies due for the notice period.

14	GARDEN LEAVE

14.1	Notwithstanding any other provision of this Agreement, if notice is given by either party to terminate the employment of the Executive in accordance with clause 3.2, or if the Executive seeks to or indicates an intention to resign as an employee of the Company or terminate his Employment without notice the Company shall not be under any obligation to provide the Executive with any work and the Company may at any time during such notice period at its absolute discretion suspend the Executive and to exclude him from all or any premises of the Company and/or any other Group Company and prohibit him from communicating with any customer or client or prospective customer or client or employee or agent of the Company or any other Group Company provided that throughout such period of suspension -

(a)	the Executive’s salary and all other contractual benefits shall continue to be paid or provided by the Company;

(b)	the Executive shall, in addition to the duties of fidelity and good faith to which he is subject by law, continue to comply with his obligations under clauses 4.2 to 4.7 inclusive and observe all obligations of confidentiality arising under the provisions of this Agreement;

(c)	the Executive shall not have any contact or communication with any client or customer, employee, officer, director, agent or consultant of the Company or any other Group Company except for purely social purposes only or with the prior written consent of the Board;

(d)	the Company shall be entitled to require the Executive to perform work at home in relation to matters of which he has knowledge or which fall within his competence;

(e)	the Executive shall keep the Board informed of his whereabouts (except in periods taken as holiday) so that he can be called upon to perform any appropriate duties as requested by the Board;

(f)	the Company shall be entitled to alter the Executive’s duties, compatible with the Executive’s seniority and position;

(g)	if the Board so requires, comply with his obligations under clause 12.4; and

(h)	the Executive shall be required to take any accrued or accruing holiday (without being required to notify the Company as to which days are required to be taken as holiday, provided the Executive remains contactable on his mobile telephone (the telephone number of which shall have been supplied to the Company)) and this clause is notice to the Executive pursuant to Regulation 15(3) of the Working Time Regulations 1998 that holiday is to be taken during this period.

14.2	If the Company exercises its rights under clause 14.1, the Executive shall refer to the Company forthwith any communications in whatever form received by him from any client or customer of the Company or any other Group Company.

15	CHANGE IN CONTROL

15.1	The notice required to be given by the Company to terminate the Executive’s employment pursuant to clause 3.2 hereof shall (subject as otherwise provided in this Agreement) be increased to 18 (eighteen) months on the occurrence of the following-

(a)	any consolidation or merger in which the Parent is not a continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities, or other property, other than (i) a merger of the Parent in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Parent’s Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Parent’s Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)	any sale, lease exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the Parent’s assets;

(c)	the Parent’s stockholders approving any plan or proposal for the liquidation or dissolution of the Parent;

(d)	any Person becoming the Beneficial Owner of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into between such Person and the Parent; or

(e)	during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Parent’s Board shall cease for any reason to constitute a majority of the Parent’s Board unless the election or nomination for election by the Parent’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

15.2	The notice required to be given by the Company to terminate the Executive’s employment shall (subject as otherwise provided in this Agreement) revert to 12 (twelve) months on the first anniversary of the date of the announcement of the transaction which leads to the occurrence of any of the events referred to at clauses 15.1(a) to 15.1(e) above and which caused the notice period to be increased to 18 months in accordance with clause 15.1 above.

16	COMPETITION

For the purposes of this clause 16-

‘Client’ means any person, firm, company or any other legal entity who is or who has been within the period of twelve months prior to the Termination Date a client or customer of or in the habit of dealing with the Company or any other Group Company;

‘Confidential Information’ has the meaning set out in clause 9.1 of this Agreement;

‘Prospective Client’ means any person, firm or company or any other legal entity to whom the Company or any other Group Company, during the twelve months prior to the Termination Date, shall have had negotiations or discussions for the supply or provision of goods or services supplied or provided by the Company or any other Group Company;

‘Restricted Business’ means the business or activities of a kind carried on by the Company or any other Group Company at the Termination Date in which the Executive has been directly concerned at any time during the twelve months prior to the Termination Date; and

‘Termination Date’ means the date upon which the Executive’s employment pursuant to this Agreement shall terminate for whatever reason.

16.1	For the period of six months following the Termination Date in the case of clauses 16.1(a) and 16.1(b) and twelve months following the Termination Date in the case of clauses 16.1(c), 16.1(d), 16.1(e), 16.1(f) and 16.1(g) (in each case, less any time the Executive may have been required to spend on garden leave pursuant to clause 14 hereof), the Executive shall not, without the Company’s prior written consent, directly or indirectly-

(a)	set up on his own behalf or otherwise control any business engaged in, or which is intended to be engaged in, a Restricted Business;

(b)	take up any employment in or consultancy with or render services to or otherwise be engaged, concerned or interested in (whether as principal, servant, agent, consultant or otherwise) any business which is in competition with the Restricted Business;

(c)	whether on his own account or for any other person, firm, company or any other legal entity, in competition with the Restricted Business, seek to solicit or endeavour to entice away from the Company or any other Group Company, the custom of any Client with whom the Executive had personal dealings in the course of his employment at any time during the twelve months prior to the Termination Date or in respect of whom the Executive had knowledge of Confidential Information;

(d)	whether on his own account or for any other person, firm, company or other legal entity, in competition with the Restricted Business, do any business with, accept orders from, or have any business dealings with any Client with whom or which the Executive had personal dealings in the course of his employment at any time during the twelve months prior to the Termination Date or in respect of whom the Executive had knowledge of Confidential Information;

(e)	whether on his own account or for any other person, firm, company, or other legal entity, in competition with the Restricted Business, seek to solicit or endeavour to entice away the custom of any Prospective Client with whom the Executive had personal dealings in the course of his employment at any time during the twelve months prior to the Termination Date or in respect of whom the Executive had knowledge of Confidential Information;

(f)	whether on his own account or for any other person, firm, company, or other legal entity, in competition with the Restricted Business, do any business with, accept orders from, or have any business dealings with any Prospective Client with whom the Executive had personal dealings in the course of his employment at any time during the twelve months prior to the Termination Date or in respect of whom the Executive had knowledge of Confidential Information;

(g)	solicit, employ or attempt to employ, engage or attempt to engage, induce or attempt to induce to leave the employment of the Company or any other Group Company or to cease providing services to the Company or any other Group Company any person employed or engaged by the Company or any other Group Company as at the Termination Date who was at any time during the 12 months prior to the Termination Date engaged or employed in the capacity of Manager or in a more senior capacity than that of Manager and, in any case, with whom the Executive had dealt or had contact in the normal course of his duties at any time during such period, or in any way interfere with the relationship of the Company or any other Group Company and any such individual.

16.2	The Executive acknowledges and agrees that each of the covenants contained in clauses 16.1(a) to 16.1(g) constitutes an entirely separate and independent restriction and if any covenant is found to be invalid, this will not affect the validity or enforceability of any other of the covenants. Further, if any covenant is found to be invalid and would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope they shall apply with such modifications as may be necessary to make them valid and effective. The Executive further acknowledges that he has had an opportunity to take legal advice on the covenants and agrees that the duration and extent of each of the covenants are no greater than necessary for the protection of the Group’s legitimate commercial interests.

16.3	Any benefit given or deemed to be given by the Executive to any Group Company under the terms of this clause is received and held on trust by the Company for the relevant Group Company. The Executive hereby agrees to enter into appropriate restrictive covenants of a similar scope and duration to those contained in clause 16.1 directly with other Group Companies if asked to do so by the Company.

17	DATA PROTECTION

17.1	The Executive consents to the Company and any other Group Company holding and processing personal data as defined in the Data Protection Act 1998 (“the DPA”) concerning him in order to properly fulfil its obligations to him under this Agreement and as otherwise required or permitted by law in relation to his employment in accordance with the DPA. Such processing shall principally be for legal, personnel, administrative and payroll purposes.

17.2	The Executive accepts and acknowledges that, as the Company is part of a group of companies whose parent is situated in the United States of America, and as he may be required at any time to work on behalf of the Company or any other Group Company overseas (in particular, in the Republic of Ireland), the Company may need to pass personal data concerning him anywhere in the world and he hereby expressly consents to the Company doing so.

17.3	The Executive further consents to the Company and any other Group Company processing any sensitive personal data (as defined in the DPA) relating to him, including, as appropriate-

(a)	information about the Executive’s physical or mental health or condition in order to monitor sick leave and take decisions as to fitness for work (including any medical report made by a medical practitioner nominated by the Company pursuant to clause 8.3);

(b)	the Executive’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Executive may have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

17.4	The Executive acknowledges that the Company and any other Group Company may make any information to which clause 17.3 relates available to individuals or companies who provide products or services to the Company or to any other Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive is employed.

18	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1	Any disciplinary action or grievance proceedings shall be carried out in accordance with such procedures as the Board deems appropriate and these procedures are not contractually binding.

18.2	The Company may suspend the Executive from work in order to allow it to investigate any disciplinary or grievance matter. The Executive’s salary and benefits shall continue to be paid and provided in full during the period of such suspension.

18.3	If the Executive wishes to raise a grievance concerning his employment with the Company he should refer it in writing to the Senior Vice President, Human Resources of the Parent, or to such other person as the Board may direct from time to time.

18.4	If the Executive wishes to appeal against any disciplinary decision or any decision to dismiss him, or any decision in response to a grievance, the Executive may appeal in writing to the Board of the Parent, or to such other person as the Board may direct from time to time.

19	NOTIFICATION

19.1	The Executive is required to notify the Company in writing of any changes in his personal circumstances which shall be of relevance to the Company as his employer. Examples include, but are not limited to, change of address and bank details.

19.2	The Executive must notify the Company in the event that he is prosecuted for any offence other than a minor motoring offence. The Executive must keep the Company informed as to the progress and outcome of any prosecution. This information will be kept strictly confidential by the Company until such time if or when it enters the public domain other than through a breach of this clause by the Company.

19.3	The Executive must notify the Company immediately in the event of him becoming aware of any leak or misuse of Confidential Information by any employee, agent or officer of the Company.

20	CHANGES TO TERMS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of the Executive’s terms and conditions of employment and will notify him in writing of such changes at the earliest opportunity.

21	NOTICES

Any notice to be given under this Agreement shall be in writing. Notices may be given by personal delivery or post addressed to the other party-

21.1	in the case of a notice to be given to the Executive, to him at his last known place of residence; and

21.2	in the case of a notice to be given to the Company, to it at its registered office for the time being;

and any notice so given shall be deemed to have been served 48 hours after it was posted and proof that the notice was properly addressed, pre-paid and posted shall be sufficient evidence of service.

22	GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the laws of England and Wales and the parties hereto submit to the exclusive jurisdiction of the English Courts.

23	SUPERSESSION OF PREVIOUS AGREEMENTS

This Agreement supersedes and is in substitution for any subsisting agreements between the Company and the Executive (whether of an employment nature or otherwise) and all such subsisting agreements shall be deemed to have been terminated by mutual consent with effect from the Commencement Date.

24	THIRD PARTY RIGHTS

24.1	No term of this Agreement shall be enforceable by any person who is not a party to it either under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

25	MULTIPLE COPIES

25.1	This Agreement may be executed by any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing any one or more of such counterparts.

26	SUPPLEMENTAL

26.1	The following provisions shall have effect for the purposes of the Employment Rights Act 1996 as amended:

(a)	there is no current requirement for the Executive to work outside the United Kingdom for any consecutive period in excess of one month; and

(b)	there are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Executive’s employment.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed under the common seal of SAVIENT PHARMA IRELAND LIMITED in the presence of:	/s/ John H. Johnson
Director

/s/ Mary Gambert	/s/ Philip K. Yachmetz
[SIGNATURE OF WITNESS] Mary Gambert, Executive Assistant	Director/Secretary

[NAME, ADDRESS AND OCCUPATION OF WITNESS] Savient Pharmaceuticals, Inc. One Tower Center East Brunswick, NJ 08816

Signed as a deed by DAVID VEITCH in the presence of:	/s/ David Veitch

/s/ Joan Winterbottom

[SIGNATURE OF WITNESS]

[NAME, ADDRESS AND OCCUPATION OF WITNESS] SVP, Human Resources Savient Pharmaceuticals, Inc. One Tower Center East Brunswick, NJ 08816